UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report (Date of Earliest Event Reported):

September 20, 2007

Commission file number: 001-33084

SUSSER HOLDINGS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	01-0864257
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

4433 Baldwin Boulevard Corpus Christi, Texas 78408 (Address of principal executive offices, including zip codes)

Registrant’s telephone number, including area code: (361) 884-2463

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Definitive Material Agreement

Agreement and Plan of Merger

On September 20, 2007, Susser Holdings Corporation, a Delaware corporation (the “Company”), TCFS Acquisition Corporation, a Texas corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), TCFS Holdings, Inc., a Texas corporation and the parent of the Town & Country Food Stores chain of convenience stores (“TCFS”) and each of Devin Lee Bates, James Randal Brooks, Wylie Alvin New and David Lloyd Norris, as individual shareholders and, in the case of Mr. Norris, in his additional capacity as Shareholder Representative (collectively with TCFS, the “TCFS Parties”), entered into an Agreement and Plan of Merger (the “Merger Agreement”).

Pursuant to the Merger Agreement, Merger Sub will merge with and into TCFS (the “Merger”) and TCFS will survive the Merger as an indirect wholly-owned subsidiary of the Company. The Company will pay consideration at closing (the “Transaction Value”) of approximately $361 million, including repayment of approximately $134 million in TCFS funded indebtedness (which will be defeased prior to, or at, closing), net of $13 million in cash on TCFS’ balance sheet as of August 2, 2007, and after netting certain tax-related adjustments with the amount of their corresponding deductions. The Transaction Value is subject to certain additional closing adjustments and includes $20 million which will be held in escrow as security for the indemnity obligations of the TCFS Parties and which will be funded through the posting by the Company of two $10 million letters of credit. The letters of credit will be eligible to be drawn upon on each of the first and second anniversaries of closing, respectively, in either case, net of any settled or pending indemnity claims.

The Merger Agreement contains customary representations and warranties, covenants and conditions, including the expiration or termination of the applicable waiting period under the Hart-Scott Rodino Antitrust Improvements Act of 1976, the absence of certain material changes, the full defeasance and release of TCFS debt at closing, the Company’s receipt of financing proceeds and the receipt of certain commercial consents and approvals. The Merger has been approved by the board of directors of both the Company and TCFS as well as by a requisite percentage of TCFS shareholders. The parties anticipate closing the transactions contemplated by the Merger Agreement within 60 -90 days of signing.

The foregoing description of the Merger Agreement is qualified in its entirety by reference to the complete text of the Merger Agreement itself, a copy of which will be filed with the Company’s quarterly report on Form 10-Q for the period ending September 30, 2007.

Financing and Related Commitments

The Company expects to finance the Merger through a combination of committed debt financing, debt securities, lease financing and excess cash.

On September 20, 2007, Susser Holdings, L.L.C. (the “Borrower”), an indirect wholly-owned subsidiary of the Company, entered into a Commitment Letter (the “Commitment Letter”) with Bank of America, N.A., Banc of America Bridge LLC, Banc of America Securities LLC, Merrill Lynch Capital Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., Wachovia Bank, National Association, Wachovia Capital Markets, LLC, Wachovia Investment Holdings, LLC, Bank of Montreal and BMO Capital Markets , pursuant to which (a) Bank of America, Merrill Lynch Capital, Wachovia Bank and Bank of Montreal committed to provide up to $195.0 million in senior secured credit facilities to the Borrower, consisting of (1) a revolving credit facility of up to $90.0 million and (2) a term loan facility of $105 million, and (b) Banc of America Bridge, Merrill Lynch Capital Corporation, Wachovia Investment Holdings and Bank of Montreal committed to provide a $150.0 million senior unsecured bridge loan (together with the senior secured credit facilities, the “Facilities”). The Company does not expect to draw upon the bridge loan if the contemplated offering of debt securities is consummated. Subject to the preceding sentence, the Company expects to use the proceeds from the Facilities, cash on hand and certain lease financing for the purposes of financing cash consideration payments in the Merger. In addition, the revolving portion of the new senior credit facilities is expected to replace the Company’s existing revolving credit facility and is expected to be used for ongoing working capital and general corporate needs.

The Facilities are each subject to the negotiation of mutually acceptable documentation, which may have different terms than those currently provided in the Commitment Letter, and will include customary representations and warranties, indemnities, affirmative and negative covenants, including financial covenants, and events of default. The lenders’ respective obligations to fund loans under their respective Facilities are subject to the satisfaction of numerous significant conditions, including, but not limited to, the negotiation of mutually satisfactory documentation of each such facility, there being no adverse change in the financial markets, there being no adverse change in the Company’s or TCFS’s businesses, receipt of all governmental and third party consents and approvals (including the expiration or termination of the requisite waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1975), there being no material adverse litigation or proceedings affecting the Borrower or TCFS, the lead arrangers receiving requisite financial statements and other information, the Company and TCFS meeting a specified combined pro forma financial performance target and financial coverage ratio, and requirements for debt ratings from the national rating agencies.

The above description of the Facilities is based solely on the Commitment Letter, and therefore may be subject to material change prior to or in connection with any entry by the Borrower into definitive documentation in respect of each the Facilities, if any. The Borrower is currently under no obligation to enter into or borrow any amounts under any of the Facilities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUSSER HOLDINGS CORPORATION

Date: September 26, 2007	By:	/s/ Mary E. Sullivan
	Name:	Mary E. Sullivan
	Title:	Executive Vice President and Chief Financial Officer